                                                                       EXHIBIT 2
                               STOCK PURCHASE AGREEMENT



     THIS AGREEMENT is made this 6th day of March, 1998 between National City Bancshares, Inc., an Indiana corporation ("NCBE") and the undersigned stockholder ("Stockholder") of Vernois Bancshares, Inc., an Illinois corporation ("VBI").

     1. OWNERSHIP OF VBI STOCK. The Stockholder represents and warrants that the Stockholder is the sole owner, beneficially and of record, of ________ common shares, [voting, non-voting] of VBI (the "Shares") and has good title to the Shares, free of all liens, claims, charges, encumbrances and assessments.

     2. SALE AND PURCHASE. Upon execution of this Agreement by the parties, the execution of a stock power in form attached hereto as Exhibit 1, duly endorsed by the Stockholder and the delivery of the certificate(s) evidencing the Shares, NCBE has purchased and Stockholder has sold the Shares and NCBE has simultaneously herewith delivered to the Stockholder by wire transfer pursuant to instructions furnished to NCBE by the Stockholder, the amount of $2,212.39 per share or $________________.

     3. REPRESENTATIONS OF NCBE. NCBE represents and warrants that all regulatory approvals required for the acquisition of the Shares have been received.

     4. WAIVER OF NOTICE. The Stockholder hereby waives any requirement to receive notice of other purchases of VBI stock or otherwise comply with the terms and conditions of the Restrictive Stock Agreement dated March 31, 1987, among VBI and its stockholders.

     5. CLOSING. The closing of the transaction contemplated in this Agreement is taking place at the office of Bank of Illinois in Mount Vernon, 1101 Broadway, Mount Vernon, Illinois 62864.

     6. FURTHER AGREEMENT BY STOCKHOLDER. The Stockholder is one of the "Stockholders" who is a party to the Agreement and Plan of Merger dated
December 1, 1997 among NCBE, VBI and the Stockholders in the form attached hereto as Exhibit 2 (the "Merger Agreement"). The Stockholder agrees that the representations and warranties made in Section 6 of the Merger Agreement and the Stockholders' agreements to indemnify NCBE in Section 9 of the Merger Agreement shall be incorporated into and become a part of this Agreement and be effective as to the Stockholder as though the merger contemplated by the Merger Agreement was closed as of the date hereof.

     7. FURTHER ASSURANCES. Upon request by NCBE and without any further consideration, the Stockholder will execute and transfer such documents and take such action as NCBE may reasonably request in order to more effectively consummate the transaction herein contemplated.

     8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its conflict-of-laws rules.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Stockholder and by the duly authorized officers of NCBE, as of the date first above written.


                              NATIONAL CITY BANCSHARES, INC.



                              By:
                                 ----------------------------------
                                   Robert A. Keil, President

ATTEST:



---------------------------------------
Stephen C. Byelick, Jr., Secretary


                              STOCKHOLDER:


                              Signature:
                                        -----------------------------

                              Printed:
                                      -------------------------------

                                                                       EXHIBIT 1


                                     STOCK POWER


FOR VALUE RECEIVED,____________________________________ hereby sells, assigns and transfers unto National City Bancshares, Inc., ______________ (______) Common Shares of (voting/non-voting) Vernois Bancshares standing in its name on the books of said Corporation represented by Certificate No(s). _________ herewith, and do hereby irrevocably constitute and appoint National City Bancshares, Inc. attorney to transfer the said stock on the books of said Corporation with full power of substitution in the premises.

Dated:   March 6, 1998


                                                  --------------------

                                                                       EXHIBIT 2

                             AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the 1st day of December, 1997, by and among National City Bancshares, Inc., an Indiana corporation ("NCBE"), Vernois Bancshares, Inc., an Illinois corporation ("VBI"), and the undersigned stockholders of VBI (each, a "Stockholder" and collectively, the "Stockholders").

                                 W I T N E S S E T H:

     WHEREAS, VBI owns all of the outstanding capital stock of Bank of Illinois in Mount Vernon, an Illinois state banking corporation (the "Bank"); and

     WHEREAS, the parties desire that VBI merge with and into NCBE (the "Merger") upon the terms and conditions contained herein; and

     WHEREAS, the Stockholders own in excess of 90% of the outstanding capital stock of VBI and will benefit from the Merger and are willing to make certain representations and warranties; and

     WHEREAS, the Board of Directors of VBI deems the Merger advisable and in the best interests of VBI and its stockholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of VBI's stockholders; and

     WHEREAS, the Board of Directors of NCBE has adopted a resolution approving this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for the purpose of prescribing the terms and conditions of the Merger, the manner of converting the capital stock of VBI into shares of capital stock of NCBE, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

     1.   THE MERGER.

     (a) MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL") and the Business Corporation Act of Illinois (the "BCA" and, together with the IBCL, the "Statutes"), at the Effective Time (as hereafter defined), VBI will be merged with and into NCBE. VBI shall be the merging corporation under the Merger and its separate corporate existence shall cease and NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of VBI in accordance with the Statutes.

     (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including, but not limited to, (i) the Board of Governors of the Federal Reserve System; (ii) the Illinois Commissioner of Banks and Trust Companies; and (iii) any other governmental authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items
(i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

     (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") to be held immediately upon completion of the determinations contemplated by Section 3(d) have been completed and satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 10, 11 and 12 of this Agreement. The parties shall execute and file at or prior to the Closing articles of merger in forms which comply with the Statutes (the "Articles of Merger") relating to the Merger with the Indiana Secretary of State and the Illinois Secretary of State. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

     2.   EFFECTS OF THE MERGER.

     (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Statutes.

     (b) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) DIRECTORS. The directors of NCBE at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (d) OFFICERS. The officers of NCBE at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3.   EFFECT OF MERGER ON THE CAPITAL STOCK OF VBI.   By virtue of the
Merger and without any action on the part of the holder of any shares of Class A Voting Common Stock, $1.00 par value ("Class A Common") or Class B Nonvoting Common Stock, $1.00 par value ("Class B Common" and, together with Class A Common,"VBI Common"), or any shares of capital stock of NCBE, the Merger shall have the following effects:

     (a) CONVERSION OF VBI COMMON. As of the Effective Time, each issued and outstanding share of VBI Common other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive from NCBE cash in an amount equal to: (i) $27,500,000 (the "Purchase Price"), adjusted as provided in subsection (d); (ii) divided by the number of shares of VBI Common issued and outstanding immediately prior to the Effective Time. The foregoing cash is referred to as the "Merger Consideration".

     (b) CANCELLATION OF TREASURY STOCK. As of the Effective Time, each share of VBI Common that is owned by VBI shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) DISSENTING SHARES. "Dissenting Shares" shall mean shares of VBI Common held by any person who properly exercises and perfects rights under the BCA as a dissenting stockholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting stockholder under the BCA and shall not be entitled to receive the Merger Consideration.

     (d) ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be increased by (i) the amount, if any, by which the total stockholder's equity of the Bank, as of the Valuation Date, exceeds $11,500,000 plus (ii) the amount of the assets of VBI as of the Valuation Date other than its investment in the Bank and goodwill. The Purchase Price shall be reduced by (i) the amount, if any, by which the total stockholder's equity of the Bank is less than $11,500,000 as of the Valuation Date plus (ii) the liabilities of VBI as of the Valuation Date. The Valuation Date shall be the last day of the month during which all required approvals from the Applicable Governmental Authorities have been received. The adjustments contemplated in this subsection shall be determined in accordance with the following procedures: (i) the independent accountants of NCBE shall determine the value of the tangible assets and liabilities of VBI and the total stockholders equity of the Bank in accordance with generally accepted accounting principles ("GAAP") and any adjustments to the Purchase Price and shall issue a written report thereon within five (5) business days after the Valuation Date;
(ii) as of the Valuation Date, all liabilities and expenses incurred or to be incurred by or on behalf of VBI and the Bank for legal, accounting, investment banking, brokerage or other consultant services relating to the Transaction shall be deducted from the total shareholder's equity of the Bank, and all other liabilities and expenses of VBI and the Bank shall be recorded and all accruals shall be made as of the Valuation Date; (iii) unless VBI takes exception to any of the determinations in such report, the Closing shall immediately take place; however, if VBI shall notify NCBE in writing within five (5) business days of receipt of the report that it disagrees with the report and shall describe in reasonable detail the nature and amounts in dispute and the adjustments which VBI believes are correct; (iv) within five (5) business days after receipt of VBI's notice, NCBE shall advise VBI whether it agrees with VBI's proposed corrections, and, if so, the Closing shall immediately take place or, if not, NCBE shall promptly meet with VBI in an attempt to resolve their differences; and (v) if within two (2) business days after the meeting contemplated in the preceding clause, NCBE and VBI have not reached agreement, the parties shall submit the disputed items and all supporting documentation to a firm of independent certified public accountants of recognized standing to be agreed upon by NCBE and VBI and a determination of the disputed items shall be made by such firm and delivered to each of NCBE and VBI. Such determination shall be final and binding on the parties and the Closing shall immediately take place after such determination.

     4. PAYMENT OF MERGER CONSIDERATION. Immediately after the Effective Time, The National City Bank of Evansville, as exchange agent (the "Exchange Agent"), shall deliver to each holder of VBI Common (except holders of Dissenting Shares) a letter of transmittal that shall specify how the stock certificate(s) evidencing shares of VBI Common shall be surrendered to the Exchange Agent. NCBE agrees to make available to the Exchange Agent immediately at the Closing an amount of cash sufficient to cause payment of the Merger Consideration to be made for any shares of VBI Common surrendered for payment in accordance with this Section 4. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of VBI Common until (and then only to the extent that) the holder thereof executes the letter of transmittal and validly surrenders the certificate(s) representing the shares of VBI Common as provided in this Section 4, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as required by NCBE in its reasonable discretion (which discretion NCBE may delegate to the Exchange Agent). If any payment for any shares of VBI Common is to be made in a name other than that in which the surrendered certificate(s) is registered, it shall be a condition to the payment that the certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member of the Medallion Signature Guarantee Program that is either a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate(s) surrendered or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     5. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to VBI that:

     (a) ORGANIZATION, AUTHORIZATION, NO VIOLATIONS. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana.
NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities and except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     (b) RESOURCES. NCBE has on hand or has timely access to capital funds sufficient to enable NCBE to (i) satisfy the capital adequacy guidelines and requirements of Applicable Governmental Authorities as those guidelines and requirements apply and are actually applied to NCBE and the Merger, and (ii) pay the Purchase Price.

     (c) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to VBI or hereinafter required to be furnished to VBI, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein nor misleading.

     6. REPRESENTATIONS AND WARRANTIES OF VBI AND THE STOCKHOLDERS. VBI and each of the Stockholders, jointly and severally, represents and warrants to NCBE that, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"):

          (i) ORGANIZATION AND GOOD STANDING OF VBI. VBI is duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. VBI is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by VBI requires such qualification.

          (ii) CAPITAL STOCK. On the date hereof, VBI has 20,000 shares of Class A Common and 618 shares of Class B Common authorized, of which 11,812 shares of Class A Common and 618 shares of Class B Common are issued and outstanding. All of the issued and outstanding shares of VBI Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of VBI Common have been issued in violation of any preemptive rights. There are no shares of any class of capital stock or equity securities of VBI outstanding other than the VBI Common and there are no outstanding, options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which VBI is or may be obligated to issue additional shares of any class of capital stock or other equity securities of VBI.

          (iii) ORGANIZATION AND GOOD STANDING OF THE BANK. The Bank is an Illinois state banking corporation duly organized, validly existing and in good standing under the laws of Illinois. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

          (iv) CAPITAL STOCK OF THE BANK. On the date hereof, the Bank has 45,500 shares of Common Stock, $12.00 par value per share (the "Bank Stock") of which 45,500 shares are issued and outstanding and no shares are held in the treasury. VBI is the record and beneficial owner of the Bank Stock. All of the issued and outstanding shares of the Bank Stock are duly and validly authorized and issued, fully paid and non-assessable. None of the shares of the Bank Stock has been issued in violation of any preemptive rights. There are no shares of any class of capital stock or equity securities of the Bank outstanding other than the Bank Stock and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of any class of capital stock or other equity securities of the Bank.

     (b) AUTHORIZATION, NO VIOLATION, ET CETERA. Subject to approval of this Agreement by the stockholders of VBI, the execution and delivery of this Agreement by VBI and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of VBI and this Agreement constitutes the legal, valid and binding obligations of VBI and the Stockholders, enforceable against them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by VBI and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of VBI or the articles of incorporation and by-laws of the Bank, (ii) any Material Contract (as defined in Section 6(f)) of VBI or the Bank or (iii) any other material license, law, order, rule, regulation or judgment to which VBI or the Bank is a party, is bound or by which any of their respective properties or assets is subject.

     (c) SUBSIDIARIES. VBI has no subsidiaries other than the Bank. VBI does not own any direct or indirect equity or other ownership interests in any corporation, partnership, limited liability company, or joint venture other than the Bank.

     (d) FINANCIAL STATEMENTS. VBI has delivered to NCBE the balance sheets of VBI as of December 31, 1996 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. Such financial statements have been compiled by Wood Mitchell & Associates, certified public accountants. Such financial statements have been prepared in conformity with GAAP, except that they do not include the Bank on a consolidated basis. VBI has also provided to NCBE the call report filed by the Bank with the FDIC for the period ended September 30, 1997. At the dates of the balance sheets included in such financial statements, there were no material liabilities of VBI or the Bank (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such statements of condition or the notes thereto, but which are not so shown or reflected (except that the balance sheets of VBI do not include the Bank on a consolidated basis).

     (e) TAXES AND TAX RETURNS. (i) All returns relating to federal, state, local and foreign income, franchise, excise, payroll, sales, use and property taxes (collectively, "Taxes") that are required to be filed with respect to VBI and the Bank have been filed in a timely manner (taking into account all extensions of due dates); (ii) true and accurate copies of all such returns filed for tax periods ending during 1994 through 1997 (the "Returns") have been provided to NCBE; (iii) such Returns reflect accurately all liability for Taxes of VBI and the Bank for periods covered thereby; (iv) all Taxes payable by or due from VBI or the Bank relating to all periods ending on or before December 31, 1996 have been paid or accrued on the financial statements identified in Section 6(d); (v) VBI has made a valid and timely election under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an "S Corporation" and to have the Bank treated as a "qualified Subchapter S subsidiary", which election was accomplished in compliance with all applicable federal and state laws and regulations, has been effective since January 1, 1997, remains in effect as of the date hereof and will remain in effect through the Closing; (vi) no election under any Section of the Code, including specifically any election under Section 341(f) or Section 338(g) of the Code other than elections reflected on the Returns and the election described in (v) has been filed by or on behalf of VBI and the Bank;
(vii) neither VBI nor the Bank has executed any presently effective waiver or extension of any statute of limitations against assessment and collection of Taxes with respect to the Bank; and (viii) the proper amounts have been withheld by VBI and the Bank from employees with respect to all compensation paid to employees for all periods in compliance in all material respects with the tax and other withholding provisions of all applicable laws. No deficiencies for any Taxes have been asserted in writing or assessed against VBI or the Bank which remain unpaid.

     (f) MATERIAL CONTRACTS. All executory contracts, indentures, commitments, and other agreements in excess of $25,000 to which VBI or the Bank is a party or to which VBI or the Bank or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract") were entered into in the ordinary course of business. VBI and the Bank have duly performed all their obligations thereunder to the extent that such obligations to perform have accrued, and no breach or default on the part of VBI or the Bank or, to the knowledge of VBI, any other party thereto has occurred which will impair the ability of VBI or the Bank to enforce any material rights thereunder.

     (g) REAL ESTATE. The Bank has good title to all of the assets reflected as owned by it in the September 30, 1997 call report, and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. The real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by the Bank are (i) to the knowledge of VBI, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) free from any known structural defects.

     (h) NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, there has been no material adverse change in the business, financial condition, properties, results of operations, or capitalization of VBI or the Bank.

     (i) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of VBI, threatened, against or adversely affecting VBI or the Bank, or of which the property of VBI or the Bank is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of VBI or the Bank. To the knowledge of VBI, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of VBI or the Bank in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting VBI or the Bank, or the assets or business of VBI or the Bank, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of VBI or the Bank, or which challenges the validity of the Merger.

     (j)  EMPLOYEE BENEFIT PLANS.

          (i) The Disclosure Schedule sets forth a true and a complete list of (A) each employee benefit plan, as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that VBI or the Bank currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained for the benefit of any current or former employees of VBI or the Bank (the ERISA Plans and such other plans are collectively referred to as the "Plans"). VBI has made available to NCBE copies of all Plans and any related documents or instruments establishing the Plans or any related trusts or funding arrangements; the most recent determination letter, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of
     Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based; fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last year preceding the date of this Agreement.

          (ii) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and satisfies all legal requirements, including the requirements of the Tax Reform Act of 1986. Nothing has occurred since the dates of the respective IRS favorable determination letters that could adversely affect the qualification of the Plans and their related trusts.

          (iii) Each Plan may be terminated directly or indirectly by NCBE, in its discretion, at any time after the Closing, in accordance with its terms, without any liability to NCBE or the Bank, to any person, entity or government agency for any conduct, practice or omission of VBI or the Bank which occurred prior to the Closing, except for liabilities to and the rights of the employees thereunder accrued prior to the Closing, or if later, the time of termination.

     (k) ENVIRONMENTAL MATTERS. As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which VBI and the Bank have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act. To the knowledge of VBI, neither the conduct nor operation of VBI or the Bank nor any condition of any property presently or previously owned, leased or operated by either of them violates or violated Environmental Laws and no condition exists, has existed or event has occurred with respect to VBI or the Bank or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate NCBE or the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. To the knowledge of VBI, neither VBI nor the Bank has received any notice from any person or entity that VBI or the Bank or the operation or condition of any property owned, leased or operated by either of them are or were in violation of any Environmental Laws or that either of them is responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (l) REGULATORY COMPLIANCE. Neither VBI nor the Bank is a party to any enforcement action instituted by or any memorandum of understanding or cease and desist order with any federal or state regulatory agency, and, to the knowledge of VBI, no such action, memorandum or order has been threatened, and VBI has not received any report of examination from any federal or state regulatory agency which requires that VBI or the Bank address any material problem or take any material action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.

     (m) BROKER'S AND FINDER'S FEES. VBI has not incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided in this Agreement.

     (n) STOCKHOLDERS. Exhibit A sets forth the name and the number of outstanding shares of VBI Common owned by each of the Stockholders as of the date of this Agreement. Each of the Stockholders is the record and beneficial owner of the number of outstanding shares of VBI Common set forth opposite such Stockholder's name on Exhibit A, free and clear of all liens, restrictions and claims of any kind.

     (o) TRUE AND COMPLETE INFORMATION. No representation or warranty made by VBI or the Stockholders in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     7. AGREEMENTS WITH RESPECT TO CONDUCT OF VBI AND THE BANK AFTER THE DATE HEREOF.

     (a) AFFIRMATIVE COVENANTS. VBI agrees that it and the Bank will, except as otherwise agreed in writing by NCBE:

          (i) carry on its respective business in the ordinary course and consistent with the respective policies, procedures and practices of VBI and the Bank in substantially the same manner as heretofore conducted;

          (ii) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

          (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

          (iv) maintain and preserve its respective business organization, rights, franchises, permits and licenses and to retain its present employee force so that it will be available to NCBE on and after the Closing, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

          (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

     (b) NEGATIVE COVENANTS. Neither VBI nor the Bank will, except with the prior written consent of NCBE:

          (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business consistent with prior practice, and liabilities arising out of the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization; sell or otherwise dispose of any substantial part of its assets; enter into any joint venture or partnership; sell or otherwise dispose of any real property; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by VBI or the Bank (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $1,000,000 to any person other than renewals, refinancings, or restructurings of loans outstanding as of the date of this Agreement; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $25,000 individually or $100,000 in the aggregate; or

          (iii) issue or redeem any shares of the capital stock or other equity securities, options or other ownership interests of VBI or the Bank, or declare, issue or pay any dividend or other distribution of assets, other than (A) to pay to holders of VBI Common cash dividends on the VBI Common in an amount not to exceed the federal and state income taxes payable on the net income of VBI through the Closing; such federal and state taxes shall be computed on the basis of a good faith estimate at the Closing of the taxable income of VBI through the Closing, which taxable income shall be computed in a manner consistent with the computation of taxable income for prior years and also in compliance with the requirements of Subchapter S of the Code and which taxes shall reflect the maximum federal and Illinois individual tax rate, (B) cash dividends paid on the Bank Stock, and (C) obligations or liabilities permitted to be incurred pursuant to Section 7(c)(i) hereof; or

          (iv) sell, pledge or redeem any of the Bank Stock; amend VBI's articles of incorporation or by-laws; permit the Bank to amend its articles of incorporation or by-laws; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (v)    enter into or amend any employment agreement; or

          (vi) open any new office or close any current office of the Bank at which business is conducted.

     (c) NO SOLICITATION. Neither VBI nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any confidential information relating to VBI or the Bank to any third party for the purpose of studying, considering, soliciting or inducing, any offer or possible offer by any such third party or any other third party to acquire VBI, the Bank, any equity securities of VBI or the Bank, or all or substantially all of the assets of VBI or the Bank.

     (d) ACCOUNTING. The Bank shall maintain its books, accounts and records in accordance with GAAP. Neither VBI nor the Bank shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. The Bank shall not change any practice or policy with respect to the charging off or loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or GAAP.

     8.   ADDITIONAL AGREEMENTS.

     (a) CONTINUING ACCESS TO INFORMATION. From the date hereof through the Closing, VBI shall permit NCBE and its authorized representatives reasonable access during regular business hours to the properties of VBI and the Bank. VBI shall make its and the Bank's directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and VBI shall, and shall cause the Bank to, disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of VBI and the Bank, including, but not limited to, all books of account, tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' work papers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence) and the Plans.

     (b) MANAGEMENT REPORTS. VBI will cause the Bank to provide to NCBE copies of all written reports hereafter provided to the Board of Directors of VBI or the Bank, including delinquency schedules, additions to loan loss reserves, minutes of all meetings of the Board of Directors of VBI or the Bank and each committee thereof, payroll reports, and financial statements. VBI shall designate a representative to confer on a regular basis with representatives of NCBE and to report the general status of the ongoing operations of VBI and the Bank to NCBE.

     (c) NOTIFICATION OF CHANGE. VBI promptly will notify NCBE of any material changes in the operations of VBI or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving VBI or the Bank which would have a material adverse effect on the financial condition or results of operations of VBI or the Bank or result in any breach of any representation, warranty, covenant or agreement on the part of VBI or the Stockholders.

     (d) INFORMATION FOR REGULATORY FILINGS. VBI shall furnish NCBE with any information within its possession which relates to VBI or the Bank and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority.

     (e) STOCKHOLDER APPROVAL AND VOTING AGREEMENT. VBI shall take such action in accordance with the BCA as is required for the stockholders of VBI to approve the Merger. In connection with such stockholders' approval, the Board of Directors of VBI (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to such stockholders the approval of the Merger and use its best efforts to obtain such approval. The Stockholders agree to vote all of the shares of capital stock of VBI they own on the date hereof in favor of the Merger. The Stockholders further agree that until the earlier of the Closing or termination of this Agreement, they shall not sell, transfer, pledge or otherwise dispose of, or agree to sell, transfer, pledge or otherwise dispose of, any interest in any such shares, or any other shares of the capital stock of VBI hereafter acquired by them, except for a sale, disposition or transfer to NCBE.

     (f) FINAL "S CORPORATION" INCOME TAX RETURNS. VBI shall cause to be prepared and shall file in a timely manner (taking into account any extensions of due dates) VBI federal and state income tax returns for the period from January 1, 1997 through the date on which the Effective Time occurs and shall promptly thereafter furnish to NCBE a copy of each Stockholder's related Form K-1.

     9.   INDEMNIFICATION.

     (a) AGREEMENT BY THE STOCKHOLDERS TO INDEMNIFY. Each of the Stockholders, jointly and severally, agree to indemnify and hold NCBE harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable attorneys' fees) incurred or suffered by NCBE arising out of or resulting from (i) any breach of a representation or warranty made by VBI or the Stockholders in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by VBI or the Stockholders in or pursuant to this Agreement, (iii) any inaccuracy in any certificate delivered by VBI or any Stockholder pursuant to this Agreement or
(iv) any claim, suit, proceeding or other liability, known or unknown, contingent or otherwise, presently in existence or asserted hereafter against VBI or the Bank by any current or former employee of VBI or the Bank and arising out of any act, pattern of conduct, circumstances or failure to act occurring prior to the Closing (collectively, "Indemnifiable Damages"). The Stockholders shall not be liable to NCBE with respect to any claim for Indemnifiable Damages except for liabilities contemplated by clause (iv) of the preceding sentence unless the aggregate amount of such Indemnifiable Damages incurred by NCBE exceeds an aggregate of $250,000, in which case the Stockholders shall be jointly and severally liable to NCBE for the total amount of such Indemnifiable Damages. In the event of any liabilities contemplated by clause (iv), the Stockholders shall be liable jointly and severally to NCBE for the total amount of such Indemnifiable Damages regardless of the amount.

     (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations, warranties and indemnities made by the Stockholders in this Agreement or pursuant hereto shall expire two years after the Closing, except that (i) the representations and warranties contained in Section 6(e), 6(k) and 6(l) shall expire at the time the latest period of limitations expires for the enforcement by any governmental authority of any remedy, penalty or claim arising out of the matters addressed therein. No claim for the recovery of Indemnifiable Damages may be asserted by NCBE against the Stockholders after such representations, warranties and indemnities shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     10. CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligations of all parties to effect the Merger are subject to the satisfaction or waiver of the following conditions:

     (a) STOCKHOLDER APPROVAL. The Merger shall have been approved by the stockholders of VBI as required by the BCA.

     (b) REGULATORY APPROVAL. The Merger shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

     (c)  NO ACTION TO PREVENT CONSUMMATION.

          (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the execution of this Agreement or the consummation of the Merger;

          (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law and that it intends to commence proceedings to restrain consummation of the Merger; and

          (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

     11. CONDITIONS TO OBLIGATIONS OF NCBE. The obligations of NCBE to effect the Merger is subject to the satisfaction or waiver of the following conditions:

     (a)  STATUS AS OF CLOSING.  At and as of the Closing:

          (i) The representations and warranties of VBI and the Stockholders contained in this Agreement shall have been true in all material respects as of the date of this Agreement and shall continue to be true in all material respects as though made at and as of the Closing.

          (ii) VBI and the Stockholders shall have performed and satisfied or otherwise complied with all covenants made by any of them which are to be performed, on or prior to the Closing;

          (iii) There shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of VBI or the Bank; and

          (iv) There shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of VBI) stating that to the best of his knowledge the conditions set forth in clauses (i) through
     (iii) above have been satisfied.

     (b) ATTORNEY'S OPINION. NCBE shall have received an opinion, dated the Closing, of counsel for VBI in substantially the form of Exhibit B attached hereto.

     12. CONDITIONS TO OBLIGATIONS OF VBI. The obligations of VBI to effect the Merger are subject to the satisfaction or waiver of the following conditions:

     (a) TRUE REPRESENTATIONS AND WARRANTIES. All representations and warranties of NCBE contained in this Agreement shall be true in all material respects at and as of the Closing, as though such representations and warranties were made at and as of the Closing, and NCBE shall have performed and satisfied in all material respects all covenants, conditions and agreements required by this Agreement to be performed and satisfied on or prior to the Closing, and at the Closing there shall be delivered to VBI a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEY'S OPINION. VBI shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit C attached hereto.

     13. INFORMATION. The parties acknowledge the confidential and proprietary nature of the information which has ben exchanged and which will be received from each other hereunder (the "Information") and agree to hold and keep the same confidential. The Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. The Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Closing having occurred, each party shall (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of the Information; and (c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

     14.  PAYMENT OF EXPENSES.

     (a) EXPENSES GENERALLY. Except as provided in subsection (b), each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby.

     (b) ADVANCE PAYMENT. On the date hereof, NCBE has paid VBI the amount of $250,000, receipt of which is hereby acknowledged, as an advance payment of expenses which VBI expects to incur as a result of the Merger. Whether or not this Agreement is terminated or expires without the Closing occurring for any reason, VBI shall be entitled to retain such payment.

     15. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, this Agreement may be terminated at any time on or prior to the
Closing:

     (a) MUTUAL CONSENT. By mutual consent of the respective Boards of Directors of VBI and NCBE, or

     (b) OTHERWISE. (i) By the Board of Directors of VBI, upon written notice to NCBE, if by April 15, 1998, any of the conditions set forth in Sections 10 or 12 shall not have been satisfied; (ii) by the Board of Directors of NCBE, upon written notice to VBI, if by April 15, 1998, any of the conditions set forth in Sections 10 or 11 shall not have been satisfied; provided, however, that NCBE shall have given at least thirty (30) days written notice to VBI of any condition specified in Section 11 which it believes would form the basis of terminating this Agreement and such condition has not been satisfied or waived during such period.

     (c) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or VBI pursuant to this Section 15, except for Sections 13, 14 and 16, which shall survive to the extent permitted by applicable statutes of limitation, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement, or the termination thereof on the part of NCBE, VBI or the Stockholders, unless such rightful termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein. In such event, the terminating party shall have all the remedies available to it at law or in equity.

     16. PUBLICITY AND REPORTS. NCBE and VBI shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld.

     17. NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, and any attempted assignment in violation of this prohibition shall be null and void.

     18. LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana.

     19. COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

     20. AMENDMENT. Any of the terms or conditions of this Agreement may only be amended or modified, in a writing signed by all parties.

     21. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

     If to NCBE, addressed to:                If to VBI or the Stockholders,
                                              addressed to:

       National City Bancshares, Inc.         Vernois Bancshares, Inc.
       227 Main Street                        c/o Sam F. Mateer
       P. O. Box 868                          No. 2 Hawthorne Hills
       Evansville, Indiana 47705-0868         Mount Vernon, Illinois 62864
       Attn: Robert A. Keil                   Attn: Sam F. Mateer
       Fax No. (812) 464-9825

       With a copy addressed to:              With a copy addressed to:

       Baker & Daniels                        Howard, Leggans, Piercy & Howard
       300 North Meridian Street, Suite 2700  1008 Main
       Indianapolis, Indiana 46204-1782       Mount Vernon, Illinois  62864
       Attn: David C. Worrell                 Attn: David L. Piercy
       Fax No. (317) 237-1000                 Fax No. (618) 244-7197

     22. ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     23. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              NATIONAL CITY BANCSHARES, INC.



                              By:  /s/ John D. Lippert
                                  ----------------------------------------
                                 John D. Lippert, Chairman of the Board
ATTEST:


/s/ Harold A. Mann
----------------------------
Harold A. Mann, Secretary


                              VERNOIS BANCSHARES, INC.


                              By:  /s/ Sam F. Mateer
                                  ----------------------------------------
                                 Sam F. Mateer, President
ATTEST:

/s/ Michael J. Mateer
----------------------------
Michael J. Mateer, Secretary


                              STOCKHOLDERS:

                              /s/  Sam F. Mateer
                              --------------------------------------------
                              Sam F. Mateer, Trustee for the Sam F. Mateer
                               Revocable Trust


                              /s/  JoAnn Mateer
                              --------------------------------------------
                              JoAnn Mateer, Trustee for the JoAnn Mateer
                               Revocable Trust


                              /s/  Michael J. Mateer
                              --------------------------------------------
                              Michael J. Mateer


                              /s/  Michael J. Mateer
                              --------------------------------------------
                              Michael J. Mateer, Trustee for the
                               Michael J. Mateer Revocable Trust

                                      EXHIBIT A

                                     STOCKHOLDERS



                                                    Number of
                                                  Shares of VBI
                                                   Common Owned
                                        ----------------------------------
                                        Class A Common      Class B Common
                                        --------------      --------------
     Name
     ----
Sam F. Mateer,
  Trustee for the
  Sam Mateer
  Revocable Trust                            4,575                309


JoAnn Mateer,
  Trustee for the
  JoAnn Mateer
  Revocable Trust                            1,675                ---


Michael J. Mateer                            5,000                ---


Michael J. Mateer,
  Trustee for the
  Michael J. Mateer
  Revocable Trust                            -----                309

                                      EXHIBIT B

                         FORM OF OPINION OF COUNSEL FOR VBI


     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. VBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

     2. The authorized capital stock of VBI consists of 20,000 shares of Class A Common and 618 shares of Class B Common. Based on VBI's stock transfer records, on the date hereof, there are 11,812 shares of Class A Common and 618 shares of Class B Common issued and outstanding.

     3. The authorized capital stock of the Bank consists of 45,500 shares of Common Stock, $12.00 par value per share. Based on the Bank's stock transfer records, on the date hereof, there are 45,500 shares of Common Stock issued and outstanding, all of which are owned of record by VBI.

     4. All the outstanding shares of VBI Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.

     5. The Agreement has been duly executed and delivered by VBI and the Stockholders and constitutes a valid and binding obligation of VBI and the Stockholders, enforceable against them in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights. The Agreement contains a provision to the effect that the Agreement is to be construed by and governed in accordance with the laws of the State of Indiana (the "Governing Law Provision"). Our opinion in this paragraph means that the Agreement, with the exception to the Governing Law Provision, is enforceable under the laws of the State of Illinois, subject to the exceptions provided above, and, furthermore, that an Illinois court or federal court applying Illinois law would enforce the Governing Law Provision.

     6. All consents or approvals of any Applicable Governmental Authorities required to be obtained by VBI or the Stockholders in connection with the Merger have been obtained.

     7. The execution and delivery by VBI of, and the performance by VBI or its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws or the articles of incorporation or by-laws of the Bank, or (b) to our knowledge, and except as set forth in the Disclosure Schedule, violate, result in a breach of or constitute a default under any material contract, agreement or other instrument to which VBI is a party or by which its properties are bound.

     8. Upon the filing and acceptance of the Articles of Merger by the Illinois Secretary of State, and assuming the Merger is effective under the laws of the State of Indiana, the Merger will become effective under the BCA.

     9. The Merger has been approved by the stockholders of VBI in accordance with the BCA.

                                      EXHIBIT C

                         FORM OF OPINION OF COUNSEL FOR NCBE


     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. NCBE is incorporated and validly existing under the laws of Indiana and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     2. The Agreement has been duly executed and delivered by each NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     3. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

     4. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement, do not: (a) violate its articles of incorporation or by-laws; or (b) to our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

     5. Upon the filing and acceptance of the Articles of Merger with the Indiana Secretary of State, and assuming that the Merger is effective under the laws of the State of Illinois, the Merger will become effective under the IBCL.